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                                                                     EXHIBIT II

                         McDERMOTT INTERNATIONAL, INC.
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1995

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED

                                                                       1995                1994                1993
                                                                       ----                ----                ----
Income before extraordinary
   items and cumulative effect
   of accounting changes                                           $    10,876         $    89,956        $    67,323

Less dividend requirements of preferred stock,
   Series C                                                             (8,266)             (6,084)              -
- ---------------------------------------------------------------------------------------------------------------------

Income applicable to common stock                                        2,610              83,872             67,323

Extraordinary items                                                        -                    -             (10,431)

Cumulative effect of accounting changes                                 (1,765)           (100,750)          (245,624)
- ---------------------------------------------------------------------------------------------------------------------

Net income (loss) for primary computation                          $       845         $   (16,878)       $  (188,732)
=====================================================================================================================

Weighted average number of common
    shares outstanding during the year                              53,645,256          52,945,193         51,665,331

Common stock equivalents of stock
    options and stock appreciation
    rights based on "treasury stock"
    method                                                             103,133             522,740            339,017
- ---------------------------------------------------------------------------------------------------------------------

Weighted average number of common and
    common equivalent shares outstanding
    during the year for primary computation                         53,748,389          53,467,933         52,004,348
=====================================================================================================================

Earnings (loss) per common and
    common equivalent share: (1)
    Income before extraordinary
      items and cumulative effect
      of accounting changes                                        $      0.05         $      1.57        $      1.29
    Extraordinary items                                                   -                   -                 (0.20)
    Accounting changes                                                   (0.03)              (1.89)             (4.72)
- ---------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                  $      0.02         $     (0.32)       $     (3.63)
=====================================================================================================================

(1) Earnings (loss) per common and common equivalent share assuming full dilution are the same for the fiscal years presented.